Exhibit 10.3
     Notice of Stock Option Grant

Name [Participant Name]		Employee ID
Date of Grant [Grant Date]	Option Grant Price Per Share [Grant Price]	Number of NSO Shares Granted [Shares Granted]

This Notice of Non-Qualified Stock Option ("NSO") gives you the right to purchase the total number of shares of Common Stock of 50 par value ("Common Stock") of J. C. Penney Company, Inc. ("Company") at the Option Grant Price Per Share as shown above. Unless otherwise noted, this grant is subject to all the terms, rules, and conditions of the 2014 J. C. Penney Company, Inc. Long-Term Incentive Plan (“Plan”) and the implementing resolutions (“Resolutions”) approved by the Human Resources and Compensation Committee (“Committee”) of the Company’s Board of Directors (“Board”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions.

Vesting Terms

This NSO will vest and become fully exercisable on the first anniversary of the Date of Grant (the “Vest date”), above. You must remain continuously employed by the Company through the Vest date (unless your Employment terminates due to your Retirement, Disability, death, job restructuring, reduction in force, or unit closing) to Vest in your NSO; otherwise the NSOs granted will be forfeited.

Employment Termination

If your Employment terminates prior to the Vest date due to Retirement, Disability, death, job restructuring, reduction in force, or unit closing, your NSOs will vest on a pro-rata basis. The pro-rata portion of your NSOs that will vest will be determined by multiplying the “Number of NSO Shares Granted” above by a fraction, the numerator of which is the number of months from the Date of Grant to the effective date of your termination of Employment, inclusive, and the denominator of which is 12, and will remain exercisable until the original expiration date. Any NSOs for which vesting is not accelerated will expire on your termination of Employment.

Notwithstanding anything in the Plan to the contrary, if you experience an Employment Termination following a Change in Control before your Vest date, your NSOs will vest on a pro-rata basis. The pro-rata portion of your NSOs that will vest will be determined by multiplying the “Number of NSO Shares Granted” above by a fraction, the numerator of which is the number of months from the Date of Grant to the effective date of your Employment Termination, inclusive, and the denominator of which is 12, and will remain exercisable until the original expiration date. Any NSOs for which vesting is not accelerated will expire on such Employment Termination.

If you voluntarily terminate your Employment or your Employment is terminated for Cause prior to your Vest date then all unvested and unexercised NSO will expire as of the date of your termination of Employment.

Please see the Plan for all terms, rules, and conditions, including the post-termination of Employment exercise period applicable to this NSO.
Recoupment
As provided in Section 12.19 of the Plan this Award is subject to any compensation recoupment policy adopted by the Board or the Committee prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.

This stock option grant does not constitute an employment contract. It does not guarantee employment for the length of the vesting period or for any portion thereof.